Exhibit 15.1

April 28, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated April 28, 2022, of China Eastern Airlines Corporation Limited and are in agreement with the statements contained in the first to the fifth paragraphs with reference to us therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China